Filed  pursuant  to
                                              Rule 424(b)(3)
                                              File No. 33-50037


PROSPECTUS
                       14,401,646 Shares
                        FOOD LION, INC.
                      Class A Common Stock

      This Prospectus relates to up to 14,401,646 shares (the "Shares") of Class A non-voting Common Stock, par value $.50 per share ("Class A Common Stock"), of Food Lion, Inc., a North Carolina corporation (the "Company"), issuable by the Company upon conversion of the Company's 5% Convertible Subordinated Debentures due 2003 (the "Debentures"). The Shares are issuable prior to redemption of the Debentures at a conversion price of $7.90 per share, subject to adjustment under certain circumstances. As a result of the antidilution provisions relating to the conversion price, this Prospectus covers an indeterminable number of shares. See "The Offering."

       As of March 31, 1998, the Company had outstanding 236,510,410 shares of Class A Common Stock and 232,727,364 shares of Class B voting Common Stock, par value $.50 per share ("Class B Common Stock"). The holders of Class B Common Stock are entitled to one vote on all matters on which the holders of Class B Common Stock are entitled to vote. Holders of Class A Common Stock do not have voting rights except to the extent provided by North Carolina law. The Board of Directors of the Company may declare and pay dividends on the Class A Common Stock and Class B Common Stock out of earnings or assets of the Company legally available for the payment thereof, provided that whenever a dividend is declared and paid to the holders of the Class B Common Stock (excluding a dividend payable in shares of the same class of stock), the Board of Directors must declare and pay to the holders of the Class A Common Stock a per share dividend greater than the per share dividend declared and paid to the holders of the Class B Common Stock. Upon dissolution and liquidation of the Company, holders of the Class A Common Stock will be entitled to receive an amount equal to the par value of the Class A Common Stock before any payment is made with respect to the Class B Common Stock. After such payment is made to the holders of the Class A Common Stock, the holders of the Class B Common Stock will be entitled to receive an amount equal to the par value of the Class B Common Stock before any further payment is made with respect to the Class A Common Stock. Thereafter, the remainder of the assets of the Company will be distributed equally to all shareholders pro rata. See "Description of Capital Stock."

      The Company will receive no cash proceeds from the sale of Shares. The Company will pay all costs and fees associated with the registration of the Shares under Federal and state securities laws and the preparation and delivery of this Prospectus. No underwriting discounts or commissions are payable in connection with the sale of the Shares.

     Outstanding shares of Class A Common Stock are listed on the NASDAQ National Market System under the symbol "FDLNA."

On  March 31, 1998, the last reported sale price of the  Class  A
Common Stock was $10.69 per share.

      No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or in any jurisdiction in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    April 23, 1998


                          TABLE OF CONTENTS

                                                             Page

      Available Information                                   1
      Incorporation of Certain Information                    1
      by Reference
      The Company                                             3
      The Offering                                            4
      Description of Capital stock                            8
      United States Taxation                                  9
      Legal Matters                                          19
      Experts                                                19
      Safe Harbor Statement                                  19

                     AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at 75 Park Place, New York, New York 10007 and Northwestern
Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

       The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

       INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

       The following documents filed with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1998 and (2) the description of the Company's Class A Common Stock included under the heading "Description of Common Stock" on pages 1-3 of the Company's Registration Statement on Form 8-A dated February 27, 1984 filed with the Commission on March 1, 1984, and in any amendment or report for the purpose of updating such description. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus from the date of filing such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes  such statement.  Any such statement  so  modified  or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of the foregoing documents incorporated herein by reference, other than exhibits to such document (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to the attention of Laura Kendall, Vice President of Finance and Chief Financial Officer, 2110 Executive Drive, Post Office Box 1330, Salisbury, North Carolina 28145-1330, telephone number (704) 633-8250, Ext. 2642.

                          THE COMPANY

General

       The Company operates food supermarkets primarily in the southeastern United States. The Company's stores, which are operated under the names "Food Lion" and "Kash n' Karry," sell a wide variety of groceries, produce, meats, dairy products, seafood, frozen food, deli/bakery and non-food items such as tobacco, health and beauty aids and other household and personal products. The Company offers nationally and regionally advertised brand name merchandise as well as products manufactured and packaged for the Company under private label for the Company. The Company generally is known by consumers for its low item prices, convenient and easy to shop locations and its image as a low-cost operator.

       As of January 3, 1998, the Company operated a total of 1,157 supermarkets in 11 states:

        State                                           Number
                            Number
                               of    State              of
                           Stores                       Stores

      North Carolina         394      Virginia          251
      Maryland                38      Pennsylvania       7
      Florida                188      Kentucky           13
      South Carolina         106      West Virginia      16
      Tennessee               78      Delaware           10
      Georgia                 56

       Supermarkets operated by Food Lion in the southeastern United States average 31,207 square feet in size. All of the Company's supermarkets are self-service stores, which have off-street parking. The Company's supermarkets are served by the Company's eight warehousing and distribution facilities located in Salisbury and Dunn, North Carolina; Disputanta, Virginia; Elloree, South Carolina; Green Cove Springs and Plant City, Florida; Clinton, Tennessee; and Greencastle, Pennsylvania.

      Factors that may affect the Company's future growth include the Company's ability to open and operate profitable stores, to project and control capital-related expenditures, and to find acceptable acquisition candidates. Acceptance of the Company's merchandising strategies by customers located in new markets, or the Company's ability to adapt its merchandising strategies to generate increased revenues in new markets, also will affect the Company's future growth.

       The Company was incorporated in North Carolina in 1957 and maintains its principal executive offices at 2110 Executive
Drive,  Post  Office Box 1330, Salisbury, North  Carolina  28145-
1330, and its telephone number is (704) 633-8250.


                          THE OFFERING

       The Shares covered by this Prospectus are those shares of the Company's Class A Common Stock issuable upon conversion of the Debentures. The Debentures were issued by the Company on June 14, 1993 under an Indenture (the "Indenture") dated as of June l, 1993 between the Company and The Chase Manhattan Bank, N.A., as Trustee (the "Trustee"). The Indenture governs the terms of the Debentures, including the conversion of the Debentures into shares of the Company's Class A Common Stock. Certain statements under this heading are summaries of, and are subject to, the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement. Capitalized terms used below but not defined have the meanings ascribed to them in the Indenture. At March 31, 1998, there was outstanding under the Indenture $113,773,000 principal amount of Debentures.

       The Debentures or any portion of the principal amount thereof (in an amount equal to $250,000 or an integral multiple of $1,000 in excess thereof) are convertible into Class A Common Stock of the Company, unless previously redeemed, at any time on or after September 13, 1993 and prior to redemption or maturity, initially at a conversion price of $7.90 per share ("Conversion Price") subject to adjustment under certain circumstances. The Debentures are subject to redemption (a) in whole or from time to time in part, at the election of the Company, at the Redemption Prices (expressed as percentages of the principal amount) that follow if redeemed during the twelve-month period beginning June 1 of the years indicated: 1997, 101%; and 1998, 100%, and (b) in whole, if the Company has or will become obligated to pay Additional Amounts or an act specified in the Indenture has been taken that results in a substantial probability that the Company will be required to pay Additional Amounts, at a Redemption Price equal to 100% of the principal amount, together in the case of any such redemption (whether pursuant to clause (a) above or (b)) with accrued interest to the Redemption Date. The right to convert Debentures called for redemption will terminate at the close of business on the tenth calendar day preceding the date fixed for such redemption. In the event any holder of Debentures exercises its right to cause the Company to repurchase such holder's Debentures, such holder's conversion right will terminate upon the Company's receipt of the written notice of exercise of such repurchase right. In the event of a Change of Control or a Termination of Trading, each Holder of the Debentures shall have the right, subject to the conditions of the Indenture and as specified further in the Indenture, to require the Company to purchase all of its Debentures or a portion thereof (in an amount equal to U.S. $250,000 or an integral multiple of U.S. $1,000 in excess thereof) at a purchase price of 100% of their principal amount, together with interest accrued, if any , to the date fixed for such purchase or such other date as specified in the Indenture.

       The right of conversion attaching to any Debenture may be exercised by the holder by delivering the Debenture at the specified office of a Conversion Agent, accompanied by a duly signed and completed notice of conversion. Debentures may be surrendered for conversion at the corporate trust office of the Trustee in New York City (at the address set forth below) or, at the option of the holder and subject to applicable laws and regulations, at the office of any Conversion Agent. The Company has initially appointed as Conversion Agents the banks set forth below:

              Trustee and Conversion Agent (U.S.)

                 The Chase Manhattan Bank, N.A.
                 Global Trust Services
                 450 West 33rd Street
                 15th Floor
                 New York, NY  10001
                 Attention: Phil Jones

                 Conversion Agent (U.K.)

                 The Chase Manhattan Bank
                 P.O. Box 261
                 1 Chaseside
                 Bournemouth , Dorset
                 BH7 7DB
                 Attention: Matthew Ayrton

                 Conversion Agent (Luxembourg)

                 The Chase Manhatan Bank, S.A.
                 5, Rue Plaetis
                 P.O. Box 240
                 L2012 Luxembourg
                 Grand Duchy, Luxembourg
                 Attention: Veronique Cridel

The Company may at any time terminate the appointment of any Conversion Agent and appoint additional or other Conversion
Agents, provided that until all of the Debentures have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of and premium, if any, and interest on all the Debentures have been made available for payment and either paid or refunded to the Company as provided in the Indenture, it will maintain a Conversion Agent in New York City for surrender of Debentures for conversion, and in a Western European city which, so long as the Debentures are listed on the Luxembourg Stock Exchange and the Luxembourg Stock Exchange shall so require, will be in Luxembourg, for the surrender of Debentures for conversion. Notice of any such termination or appointment and of any change in the office through which any Conversion Agent will act will be given as provided in the Indenture.

     The conversion date shall be the date on which the Debenture and the duly signed and completed notice of conversion shall have been delivered as described above. A holder delivering a Debenture for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of Class A Common Stock on conversion but will be required to pay any tax or duty which may be payable in respect of: (i) any transfer involved in the issue or delivery of the Class A Common Stock in a name other than the holder of the Debenture; (ii) the payment of cash in lieu of fractional shares; (iii) payments made subsequent to the date of conversion; and (iv) adjustments to the Conversion Price. Certificates representing shares of Class A Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

      The Conversion Price will be subject to adjustment under certain circumstances, including (a) the declaration and payment of dividends and other distributions in Class A Common Stock on any class of capital stock of the Company, (b) the issuance to all holders of Class A Common Stock of rights or warrants entitling them to subscribe for or purchase Class A Common Stock at less than the current market price (as defined in the Indenture) on the date fixed for the determination of shareholders entitled to receive such rights or warrants or at less than the current market price (as defined in the Indenture) on the day preceding the date triggering the exercisability of the right or warrant, (c) certain subdivisions, combinations and reclassifications of Class A Common Stock, (d) the distribution to all holders of Class A Common Stock of any rights or warrants to subscribe for or purchase any Company securities (other than those referred to above) or any evidence of indebtedness or other securities of the Company (other than Class A Common Stock) and
(e) the distribution to all holders of Class A Common Stock of cash or other assets (other than any regular quarterly dividends payable solely in cash that may from time to time be fixed by the Board of Directors of the Company), where the fair market value (as determined by the Board of Directors of the Company) of all such distributions in any 12-month period is equal to 5% or more of an amount determined by multiplying the number of shares of Class A Common Stock outstanding on the record date for determination of holders entitled to receive such distribution by the current average market price of the Class A Common Stock. In addition to the foregoing adjustments, the Company will be permitted, but shall not be obligated, to make such adjustments in the Conversion Price as it considers to be advisable in order that any event treated for United States Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the shares of Class A Common Stock. Adjustments in the Conversion Price of less than l% of such price will not be required, but any adjustment that would otherwise be required to be made will be carried forward and taken into account in the computation of any subsequent adjustment. Conversion Price adjustments may in certain circumstances result in constructive distributions that could be taxable as dividends under the Internal Revenue Code of 1986, as amended (the "Code"), to holders of Debentures or to holders of shares of Class A Common Stock issued upon conversion of Debentures. See "United States Taxation."

      In case of certain consolidations or mergers to which the Company is a party or the transfer of all or substantially all of the assets of the Company, each Debenture then outstanding would, without the consent of any holders of Debentures, become convertible into the kind and amount of securities, cash or other property receivable upon the consolidation, merger, conveyance or transfer by a holder of the number of shares of Class A Common Stock of the Company into which such Debentures might have been converted immediately prior to such consolidation, merger, conveyance or transfer assuming such holder of Class A Common Stock failed to exercise his or her rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon the consolidation, merger, conveyance or transfer (provided that if the kind or amount so receivable is not the same for each non-electing share, then the kind and amount receivable for each non-electing share shall be deemed to be the kind and amount so receivable per share by the holders of a plurality of the non-electing shares).

     Fractional shares of Class A Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment, as provided in the Indenture, based upon the market price of the Class A Common Stock on the trading day before the date of conversion.

     Debentures surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (unless such Debentures have been called for redemption on a redemption date within such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount so converted. Unless previously redeemed, interest on such Debentures will be payable by the Company on the Interest Payment Date subsequent to the date of conversion. A Debenture converted on an Interest Payment Date need not be accompanied by any such payment, and the interest on the principal amount of such Debenture will be paid on such Interest Payment Date to the registered holder of such Debenture on the immediately preceding Regular Record Date. In the case of Debentures called for redemption between a Regular Record Date and the opening of business on the next succeeding Interest Payment Date, no interest will be payable on any such Debentures converted during such period. Except as described above, no payment or adjustment will be made by the Company on conversion of a Debenture for interest accrued to the date of conversion or for dividends on the Class A Common Stock issued on conversion which were declared for payment to holders of Class A Common Stock of record as of a date prior to the date of conversion.

                  DESCRIPTION OF CAPITAL STOCK

       The Company's authorized capital stock consists of 1,500,000,000 shares of Class A Common Stock and 1,500,000,000 shares of Class B Common Stock. As of March 31, 1998,
236,510,410 shares of Class A Common Stock were issued and outstanding, and 232,727,364 shares of Class B Common Stock were issued and outstanding. As of March 31, 1998, there were 28,649 holders of record of the Company's Class A Common Stock and 19,571 holders of record of the Company's Class B Common Stock.

     The holders of Class B Common Stock are entitled to one vote per share on all matters on which the holders of Class B Common Stock are entitled to vote and do not have cumulative voting rights in the election of directors. Holders of Class A Common Stock do not have voting rights except to the extent provided by North Carolina law.

      The Board of Directors of the Company may declare and pay dividends on the Class A Common Stock and Class B Common Stock out of earnings or assets of the Company legally available for the payment thereof, provided that, whenever a dividend is declared and paid to holders of Class B Common Stock (other than a dividend payable in the same class of stock), the Board of Directors of the Company must also declare and pay to the holders of Class A Common Stock a per share dividend greater than the per share dividend declared and paid to the holders of the Class B Common Stock. The Board of Directors of the Company may declare and pay dividends to the holders of Class A Common Stock without declaring and paying dividends to the holders of the Class B Common Stock.

     Upon dissolution and liquidation of the Company, the holders of Class A Common Stock will be entitled to receive an amount equal to the par value of the Class A Common Stock before any payment is made with respect to Class B Common Stock. After such payment is made to the holders of Class A Common Stock, the holders of Class B Common Stock will be entitled to receive an amount equal to the par value of the Class B Common Stock before any further payment is made with respect to the Class A Common Stock. Thereafter, the remainder of the assets of the Company will be distributed equally to all shareholders pro rata according to the number of shares of common stock held, regardless of class.

      Holders of Class A Common Stock and Class B Common Stock have no preemptive rights to subscribe for any additional securities of any class which the Company may issue, nor any conversion, redemption or sinking fund rights.

Transfer Agent

      The transfer agent for the Class A Common Stock and Class B
Common Stock is First Chicago Trust Company, N.A.

                     UNITED STATES TAXATION

      The following discussion is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the shares of Class A Common Stock issuable upon conversion of the Debentures. The discussion is limited solely to investors who will own shares of Class A Common Stock issuable upon conversion of the Debentures as "capital assets" within the meaning of section 1221 of the Code.

     In the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Company, the material federal tax issues are set forth below. The opinion of counsel is based on currently applicable law, which is subject to change, on the facts and circumstances in existence at closing, and on the continuing accuracy of certain representations to be made by the Company. The opinion of counsel is not binding on the Internal Revenue Service (the "IRS"), and no ruling will be requested from the IRS on any issues described herein.

      The following discussion is based on the provisions of the Code, the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings add practice, all as of the date of this offering. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth below. Any such changes or interpretations may or may not be retroactive. In particular, potential investors should be aware that certain relevant amendments to the Code have not been subject to definitive interpretation by the IRS or the courts.

      The U.S. federal income tax treatment of an investor acquiring Class A Common Stock may vary depending on its particular situation. Certain investors (including, without limitation, S corporations, insurance companies, tax-exempt organizations, financial institutions, broker-dealers and taxpayers subject to alternative minimum tax) may be subject to special treatment under the federal income tax laws not discussed below. In addition, the following discussion does not consider the effect of any applicable foreign, state, local or other tax laws.

      The Company has not sought, nor does it intend to seek, a ruling from the IRS as to any of the matters covered by this discussion, and there can be no assurance that the IRS will not successfully challenge the conclusions reached in this discussion. Each investor should consult its own tax advisor with respect to the particular situation of such investor, including the specific tax consequences under U.S. federal, state, local, foreign and other tax laws, of the purchase, ownership and disposition of Class A Common Stock.

      The  following discussion is divided into two  parts.   The
first   part   summarizes  certain  U.S.   federal   income   tax
considerations primarily applicable to "U.S. Holders" who acquire the  Shares  offered  by this Prospectus.  In  general,  a  "U.S.
Holder" is a person who, for U.S. federal income tax purposes, is
(i)  a  citizen  or  resident  of  the  United  States,  (ii)   a
corporation or partnership created or organized under the laws of the  United  States or of any State or the District of  Columbia,
, other than a partnership that is not treated as a U.S. person under any applicable Treasury Regulations, (iii)  an  estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust for which either (A) a U.S.  court  is  able  to exercise primary supervision over its administration, or (B) one or more U.S. persons has the authority to control all substantial decisions. Notwithstanding the preceding sentence, to the extent and in accordance
with the procedures provided in Notice 98-25 (released by the U.S. Internal Revenue Service on April 14, 1998) and future Treasury
Regulations which will incorporate Notice 98-25, certain trusts in existence on August 20,1996, and treated as U.S. persons prior to such date, which elect to continue to be treated as U.S. persons, will also be considered U.S. Holders. The second part summarizes certain U.S. federal income tax considerations applicable to United States
Aliens.   As  used  in this Prospectus, the term  "United  States
Alien" means any person who, for U.S. federal income tax purposes, is (i) a foreign corporation, (ii) a nonresident alien,
(iii) an estate that is not an estate or trust that is subject to U.S. federal income taxation regardless of the source of its income, (iv) a trust that is not described in clause (iv) of the preceding sentence (as modified by Notice 98-25) or (v) a foreign partnership one or more of the members of which is, for U.S.
federal income tax purposes, a foreign corporation, a nonresident alien individual or an estate or trust that is not an estate or trust that is subject to U.S. federal income taxation regardless of the source of its income.

U.S. Holders

       The   material  U.S.  federal  income  tax  considerations
applicable to U.S. Holders may be summarized as follows:

     Adjustment of Conversion Price

      The conversion ratio of the Debentures is subject to adjustment under certain circumstances. In relevant part,
Section 305 of the Code and the Treasury Regulations issued thereunder treat shareholders as receiving a constructive distribution, taxable as a dividend (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits, if the result of a distribution (or series of distributions) is the receipt of property by some shareholders and the increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation. For purposes of Section 305 of the Code, holders of the Debentures are treated as shareholders. Certain adjustments in the conversion ratio (such as an adjustment to reflect a cash distribution to holders of Class A Common Stock) will be deemed to increase the proportionate interest of a holder of Debentures in the fully diluted Class A Common Stock under Section 305 of the Code, whether or not such holder ever exercises its conversion privilege. Adjustments to the conversion ratio of the Debentures, which may be subject to Section 305 of the Code, may occur in limited circumstances.

     Moreover, if a full adjustment is not made to the conversion ratio of the Debentures to reflect a stock dividend or other event that increases the proportionate interests of the holders of outstanding Class A Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Class A Common Stock generally will be treated under Section 305 of the Code as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of the Company's current and/or accumulated earnings and profits. The Indenture contemplates a full adjustment to the conversion ratio of the Debentures and, in addition, provides generally that the Company may increase the conversion ratio as it deems advisable to avoid or diminish any such adverse consequence to holders of Class A Common Stock. Accordingly, the Company does not believe that the holders of Class A Common Stock will be deemed to receive any such taxable dividend distribution under Section 305 of the Code. See "The Offering," above.

     Conversion into Class A Common Stock

      In general, no gain or loss will be recognized for U.S. federal income tax purposes on a conversion of the Debentures into shares of Class A Common Stock. However, cash paid in lieu of a fractional share of Class A Common Stock will be treated as a redemption by the Company of such fractional share. Such payment will be treated as a distribution taxable as a dividend to the redeemed stockholder under Section 302 of the Code unless the redemption is "substantially disproportionate" with respect to the stockholder under Section 302(b)(2) or is treated as a distribution "not essentially equivalent to a dividend" with respect to the stockholder under Section 302(b)(1). Most holders would be expected to satisfy the substantially disproportionate test upon a conversion, so the amount received for the fractional share generally would be treated as an exchange under Section 302(a) of the Code. Such holders would recognize capital gain (or loss) to the extent that the amount of such cash exceeds (or is exceeded by) the portion of the adjusted basis of the Debentures allocable to such fractional shares. The adjusted basis of shares of Class A Common Stock received on conversion will equal the adjusted basis of the Debentures converted, reduced by the portion of adjusted basis allocated to any fractional share of Class A Common Stock exchanged for cash. The holding period of an investor in the Class A Common Stock received on conversion will include the period during which the converted Debentures were held.

      Any payment of interest received by a U.S. Holder in connection with a conversion would be taxable as ordinary income. However, it is not anticipated that any interest will be payable upon conversion, other than upon the conversion between the Regular Record Date and the Interest Payment Date (which should result in no net income to the holder because the interest paid to the Company should offset the interest paid by the Company). See "The Offering," above.

      Section 1276 of the Code provides that gain on the disposition of a market discount bond is ordinary income (generally treated as interest) to the extent of the accrued market discount. Congress contemplated that such gain would be deferred, pursuant to regulations to be issued by the Treasury Department, if the bond is disposed of in certain nonrecognition transaction(s) (such as the conversion) until the disposition of the property received in such transaction. At this time, no such regulations have been issued.

     Dividends on Class A Common Stock

      Distributions on the shares of Class A Common Stock into which Debentures have been converted will be taxable as dividends (i.e., as ordinary income) to the extent of the Company's current and/or accumulated earnings and profits. To the extent that the amount of any distribution exceeds the Company's current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the Class A Common Stock (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the investor on a subsequent disposition on the Class A Common Stock), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange of such stock. Corporate shareholders will not be entitled to claim the dividends received deduction with respect to distributions that do not qualify as dividends. See the discussion regarding the dividends received deduction below. For the remainder of this discussion, the term "dividends" refers to a distribution paid entirely out of the Company's current or accumulated earnings and profits, unless the context otherwise requires.

      Subject to important restrictions, dividends received by a corporate holder of Class A Common Stock generally will qualify for the 70 percent dividends received deduction provided by
Section 243(a)(1) of the Code. Under Section 246(b) of the Code, the aggregate dividends received deduction permitted such a corporate holder may not exceed 70 percent of such holder's "taxable income," as specially computed for this purpose under
Section 246(b). Under Section 246(c) of the Code, the dividends received deduction is not available if the holder does not comply with certain holding period requirements, or to the extent the taxpayer is under any obligation to make related payments with respect to a position in substantially similar or related property. If, during any portion of a holder's actual holding period, such holder's risk of loss with respect to the stock investment is diminished due to certain, circumstances described in the Code, such portion of the holding period does not count toward compliance with the statutory holding period requirement.
Section 246A of the Code may proportionately reduce the percentage of the dividends received deduction available to a corporate holder with respect to "debt-financed portfolio stock" as defined in Section 246A(c) of the Code. In addition, for purposes of computing the "adjusted current earnings" adjustment to alternative minimum taxable income, a corporate holder will be denied the benefit of the 70 percent dividends received deduction.

      Section 1059 of the Code will require a corporate holder to reduce (but not below zero) its basis in the Class A Common Stock by the "nontaxed portion" of any "extraordinary dividend" if the holder has not held the Class A Common Stock subject to a risk of loss for more than two years before the date the Company declares, announces, or agrees to, the amount or payment of such dividend, whichever is earliest. In addition, a holder will recognize gain for the taxable year in which the extraordinary dividend is received to the extent that the nontaxed portion of such extraordinary dividend exceeds the holder's adjusted basis in the Class A Common Stock. Generally, the nontaxed portion of an extraordinary dividend is the amount effectively excluded from income by virtue of allowance of a dividends received deduction. An extraordinary dividend on common stock, such as the Class A Common Stock, is a dividend that (i) equals or exceeds 10 percent of the holder's adjusted basis in the stock (reduced by the nontaxed portion of any prior extraordinary dividend), treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (ii) exceeds 20 percent of the holder's adjusted basis in the stock, treating all dividends having ex-dividend dates within the same 365-day period as one dividend. A stockholder may elect to determine whether a dividend on the Class A Common Stock is extraordinary by reference to the fair market value of the stock on the day before the ex-dividend date (rather than by reference to the stockholder's adjusted basis) for purposes of the 10 percent or 20 percent tests described above if the holder is able to establish the fair market value of the Class A Common Stock as of such date to the satisfaction of the IRS. An extraordinary dividend would also include any amount treated as a dividend in the case of a redemption (i) that is not pro rata as to all stockholders, (ii) that is in partial liquidation of the Company, or (iii) that would not have been treated as a dividend if any options had not been taken into account under Section 318(a)(4) or Section 304(a) had not applied, regardless of the relative size of the dividend and regardless of the corporate holder's holding period for the Class A Common Stock.

     Disposition of Class A Common Stock

      Subject to certain special rules under Section 302 of the Code in the case of redemptions (whereunder the total proceeds received by a seller of Class A Common Stock may be treated as a dividend) and to the discussion of Section 1059 of the Code in cases of certain "extraordinary dividends" under "Dividends on Class A Common Stock" above, each holder of Class A Common Stock into which the Debentures are converted, in general, will recognize gain or loss upon the sale, exchange, redemption or other disposition of the Class A Common Stock, generally in an amount equal to the difference between (i) the amount of cash plus the fair market value of any property received, and (ii) the holder's adjusted tax basis in the Class A Common Stock. Any gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of Class A Common Stock should be capital gain or loss (subject to certain exceptions that may apply if the holder of Debentures converted into Class A Common Stock acquired such Debentures at a market discount under Sections 1276 through 1278 of the Code, and did not recognize the accrued market discount at the time of the conversion). If, at the time of the sale or exchange, the Class A Common Stock has been held by an individual for (i) more than 18 months, then any resulting gain generally will be taxed at a rate of 20 percent,
(ii) no more than 18 months, but more than 12 months, then any resulting gain generally will be taxed at a rate of 28 percent, or (iii) no more than 12 months, then any resulting gain or loss will be taxed at ordinary income rates. Capital losses may be used to offset capital gains and, to a limited extent, ordinary income.

     Backup Withholding

      Federal "backup withholding" at a rate of 31 percent on dividends, interest payments, and proceeds from a sale, exchange, or redemption of Class A Common Stock or the Debentures through a broker will apply unless the holder either (i) is a corporation or comes within certain other exempt categories, and, when required, demonstrates this fact, or (ii) provides a social security number or other taxpayer identification number ("TIN"), certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against such holder's federal income tax liability and may entitle such holder to a refund, provided the required information is furnished to the IRS.

     The Company will report to the holders of the Class A Common
Stock and to the IRS the amount of any such reportable payments for each calendar year and the amount of tax withheld, if any.

United States Aliens

      The following is a discussion of the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of Class A Common Stock acquired upon conversion of Debentures generally applicable to United States Aliens. The discussion does not address aspects of taxation other than federal income and estate taxation and does not address all aspects of federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular United States Alien or under any particular tax treaty. Accordingly, holders are urged to consult their tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of acquiring, holding and disposing of Class A Common Stock, and whether such a United States Alien would be treated as a resident of the United States for federal income tax purposes.


     Dividends

      In general, and provided that an applicable tax treaty does not provide otherwise, dividends paid to a United States Alien that are not effectively connected with a trade or business carried on by the United States Alien within the United States will be subject to United States withholding tax at a rate of 30 percent of the gross amount thereof or a reduced rate under a treaty if the payee files form W-8 or an acceptable substitute with the withholding agent. Dividends effectively connected with a U.S. trade or business of a United States Alien generally will not be subject to withholding (if the United States Alien files certain forms with the payor of the dividend) and generally will be subject to U.S. federal income tax at the same rates and in the same manner as if the income had been received by a U.S. Holder. In the case of a foreign corporation, such effectively connected income also may be subject to the branch profits tax. United States Aliens should consult any applicable income tax treaties, which may provide for rules different from those described above. A United States Alien would be required to satisfy certain certification requirements in order to claim treaty benefits or to otherwise claim a reduction of or exemption from withholding under the foregoing rules. Treasury Regulations were recently adopted that will revise in certain respects the rules applicable to United States Aliens who own Class A Common Stock after 1998 (the "New Regulations"). In general, under the New Regulations, the withholding agent must treat each partner of a foreign partnership, rather than the partnership itself, as the payee unless the foreign partnership has provided the withholding agent with a withholding certificate certifying either that (i) it has an agreement with the IRS to serve as a withholding agent or (ii) the income is effectively connected with a U.S. trade or business. Absent a valid withholding certificate from the foreign partnership, the withholding agent must withhold from a foreign partnership based on the tax status of each partner, which is presumed to be foreign (and not entitled to the benefit of any treaty) in the absence of documentary evidence (generally on Form W-8) to the contrary. The New Regulations are effective with respect to payments made after December 31, 1998.

     Conversion into Class A Common Stock

      Except with respect to interest paid in connection with a conversion and except with respect to those payments of cash in lieu of fractional shares of Class A Common Stock which are treated as a dividend (see the discussion of redemptions under "U.S. Holders - Conversion into Class A Common Stock," above), no U.S. federal income tax will be imposed upon United States Aliens in connection with the conversion of a Debenture into shares of Class A Common Stock. However, any dividends paid on shares of Class A Common Stock issued upon conversion of a Debenture will be subject to U.S. withholding tax as described in this section.

     Sale of Common Stock

     Generally, a United States Alien will not be subject to U.S. federal income tax on any gain realized upon the disposition of his Class A Common Stock unless (i) the Company is or has been during the five-year period ending on the date of disposition, a "United States real property holding corporation" for federal income tax purposes (which the Company has not been and does not believe it is or will become in the future) and the United States Alien held, directly or indirectly at any time during the five-year period ending on the date of disposition, more than 5 percent of the Class A Common Stock; (ii) the gain actually is effectively connected with a trade or business carried on by the United States Alien within the United States (or, if a tax treaty applies, is attributable to a permanent establishment); (iii) the gain is not described in clause (ii) above, the United States Alien is an individual who holds the Class A Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, and either (a) such individual has a "tax home" (as defined for U.S. Federal income tax purposes) in the United States, or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual; or (iv) the United States Alien is subject to tax pursuant to the Code provisions applicable to certain U.S. expatriates.

      In  the  case of a United States Alien described in  clause
(ii) above, gain that is effectively connected with the conduct of a trade or business within the United States by a United States Alien will be subject to the same U.S. federal income tax on net income as applies to United States persons (and, with respect to corporate holders under certain circumstances, the branch profits tax) but will not be subject to withholding. An individual described in clause (iii) above generally will be subject to tax at a 30 percent rate on any gain recognized on such disposition, which may be offset by U.S. capital losses (notwithstanding the fact that he or she is not considered a resident of the United States). Thus, United States Aliens who have spent 183 days or more in the United States in the taxable year in which they contemplate a sale of the Class A Common Stock are urged to consult their tax advisors as to the tax consequences of such sale. United States Aliens should consult applicable treaties, which may provide for different rules.

     Legislative Developments

      Legislation was proposed in 1990, 1992 and again in 1997 which, if enacted into law, would, under certain circumstances, result in the imposition of United States federal income tax on gain realized from the disposition of Class A Common Stock by certain United States Aliens who own or owned 10 percent or more of the Class A Common Stock.

     Estate Tax

      Class A Common Stock, owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death, will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes. Estates of nonresident aliens are generally allowed a credit that is equivalent to an exclusion of $60,000 of assets from the estate for U.S. federal estate tax purposes.

     Backup Withholding and Information Reporting

      The Company must report annually to the IRS and to each United States Alien the amount of dividends paid to, and the tax withheld with respect to, each United States Alien. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the United States Alien resides. United States information reporting and backup withholding tax (discussed above for U.S. Holders) generally will not apply to dividends paid on Class A Common Stock to a United States Alien either at an address outside the United States (provided that the payor does not have definite knowledge that the payee is a United States person) or if the dividends are subject to withholding at the 30 percent rate (or lower treaty rate) through the end of 1998. Effective in 1999, the rules governing dividends will parallel the rules governing interest payments paid to persons outside the United States and payor reliance on a foreign address as proof of payee foreign status will not be satisfactory. The new regulations require either that (i) specific certifications be made (such as completion of a valid Form W-8) or (ii) taxes be withheld on the payment to the foreign person, in order for a payee to be considered a foreign beneficial owner and not subject to backup withholding.

      The payment of the proceeds from the disposition of Class A Common Stock to or through the United States office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, as to its status as a United States Alien or otherwise establishes an exemption (and the broker has no actual knowledge to the contrary). The payment of the proceeds from the disposition of Class A Common Stock to or through a non-United States office of a broker may be subject to information reporting or backup withholding under certain circumstances. In the case of proceeds from a sale of a share by a United States Alien paid to or through the foreign office of a U.S. broker or a foreign office of a foreign broker that is (i) a controlled foreign corporation for U.S. tax purposes or (ii) a person 50 percent or more of whose gross income for the three-year period ending with the close of the taxable year preceding the year of payment (or for the part of that period that the broker has been in existence) is effectively connected with the conduct of a trade or business within the United States, information reporting is required unless the broker has documentary evidence in its files that the payee is not a U.S. person and certain other conditions are met, or the payee otherwise establishes an exemption.

      Backup withholding tax is not an additional tax and may be credited against a holder's U.S. federal income tax liability, provided that required information is furnished to the IRS. United States Aliens generally may obtain a refund of any excess amount withheld under the backup withholding rules by filing the appropriate refund claim with the IRS.

EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR SITUATION OF SUCH INVESTOR, INCLUDING THE SPECIFIC TAX CONSEQUENCES UNDER UNITED STATES FEDERAL, STATE, LOCAL,
FOREIGN AND OTHER TAX LAWS, OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK.


                         LEGAL MATTERS

The validity of the Shares has been passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1333 New Hampshire
Avenue, N.W., Suite 400, Washington, DC 20036.

                             EXPERTS

      The balance sheets as of January 3, 1998 and December 28,
1996,  and  the statements of income, shareholders'  equity,  and cash flows and related financial statement schedules for each  of the  three  fiscal years in the period ended January 3, 1998,
incorporated   by  reference  in  this  Prospectus,   have   been
incorporated herein in reliance on the report, which includes an explanatory paragraph for the revision to the 1996 financial statements to reflect adjustments related to store closing reserves, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.
The financial statements of the Company at January 3, 1998, and for each of the three fiscal years in the period ended January 3, 1998, which are incorporated herein by reference to Company's Annual
Report on Form 10-K for the year ended January 3, 1998, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report dated February 10, 1998.

                      SAFE HARBOR STATEMENT

Information provided by the Company, including written or oral statements made by its representatives, may contain forward-looking information as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as expansion and growth of the Company's business, future capital expenditures and the Company's business strategy, are forward-looking statements. In reviewing such information it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking statements. This forward-looking information is based on various factors and was derived utilizing numerous assumptions. Many of these factors have previously been identified in filings or statements made by or on behalf of the Company, including filings with the Securities and Exchange Commission of Forms 10-Q, 10-K and 8-K.

       Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking statements include: changes in the general economy or in the Company's primary markets, changes in consumer spending, competitive factors, the nature and extent of continued consolidation in the industry, changes in the rate of inflation, changes in state or federal legislation or regulation, adverse determinations with respect to litigation or other claims, inability to develop new stores or complete remodels as rapidly as planned, stability of product costs supply or quality control problems with the Company's vendors, and uncertainties detailed from time-to-time in the Company's filings with the Securities and Exchange Commission. In addition, with respect to the anticipated proceeds from the disposition of assets in the Southwest, additional factors that could cause results to differ materially include conditions in the real estate market and general economic conditions in the local communities where the assets are located.